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                                                                    EXHIBIT 99.1

[KNOWLEDGE MECHANICS LOGO]


FOR IMMEDIATE RELEASE                                        CONTACT: KATE LORD
JULY 16, 2001                                                   +1.616.913.4107
                                                   KLORD@KNOWLEDGEMECHANICS.COM

                      XBOX TECHNOLOGIES ACQUIRES YOUPOWERED

GRAND RAPIDS, MICHIGAN, USA - XBOX Technologies Inc., a technology development company, today announced it has completed the acquisition of YOUpowered, Inc., a provider of personalization technology for e-business and consumers.

The acquisition was made by way of merger with an XBOX acquisition subsidiary with YOUpowered being the surviving company. As part of the agreement, XBOX acquires YOUpowered's assets, including its software. YOUpowered will become a wholly owned subsidiary of XBOX.

The purchase price is $3.8 Million, to be satisfied by the issue, to YOUpowered shareholders, of approximately 10.6 million XBOX Common Shares at $0.1797 per share and approximately 2.1 million Series B Preferred Shares (convertible into 5 XBOX common) at $0.8985 per share. XBOX may be required to issue additional shares of its Common Stock and Series B Preferred Stock to the former stockholders of Youpowered depending on the resolution of certain contingent liabilities following closing, the revenue of the Company for the twelve month period ending November 30, 2001 and the trading price of the Company's common stock during the thirty trading days preceding the eighteen month anniversary of the Effective Time.

Knowledge Mechanics, a wholly owned subsidiary of XBOX and provider of enterprise-wide e-Learning software solutions, will leverage YOUpowered's concepts and technical specifications in order to augment its next generation software platform.

"Knowledge Mechanics believes in a learner-centric philosophy - providing learners with instruction personalized to their learning style and needs, and delivering that information when and how they need it," said Kathy McFadden, Vice President of Research & Development. "We felt there was a synergy between the two company's philosophies on personalization and decided to take advantage of that."

Knowledge Mechanics Learning Content Management System (LCMS) software quickens and cuts the cost of creating, managing and deploying quality content for online learning. Its next generation platform, due for release in 2002, will feature a completely new architecture as well as advanced student tracking, intelligent delivery of personalized content and competency mapping to enhance the online learning process.

ABOUT XBOX TECHNOLOGIES

XBOX Technologies (Nasdaq: Xbox.OB) is a technology development company engaged in bringing innovative technologies to fruition.



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[KNOWLEDGE MECHANICS LOGO]

ABOUT KNOWLEDGE MECHANICS

Knowledge Mechanics, an XBOX Technologies(TM) Company (XBOX.OB), is an international provider of Learning Content Management System (LCMS) software. The Knowledge Mechanics LCMS enables clients to create, store, assemble, manage and deliver personalized e-Learning content. This provides our clients with the e-Learning infrastructure to execute strategic initiatives across their enterprise. Learn more about Knowledge Mechanics at: WWW.KNOWLEDGEMECHANICS.COM. Global Headquarters +1 616 233 1301; European Headquarters +44 (0) 1925 661 786